Exhibit 4.5
SanuWave, Inc.
Promissory Note due August 1, 2015

$2,000,000.00	August 1, 2005
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE
SECURITIES OR “BLUE SKY” LAWS AND MAY NOT BE
OFFERED OR SOLD EXCEPT IN COMPLIANCE WITH THE
REQUIREMENTS IMPOSED THEREBY.
FOR VALUE RECEIVED, the undersigned SanuWave, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to Healthtronics, Inc., a Georgia corporation, (or its permitted assignees, collectively, “Healthtronics”) at the address specified in Section 7.2.1. hereof, or at such other place as Healthtronics shall from time to time have designated to Borrower in writing, on or before August 1, 2015 (the “Stated Maturity Date”), the amount of Two million dollars ($2,000,000.00) (together with increases to such amount pursuant to Section 2.1 hereof, the “Principal Amount”), in cash on the terms and conditions set forth in Article 3 hereof, and with interest as provided in Article 2 hereof.
ARTICLE I
GENERAL
1.1 The Note. This Note is as contemplated by the Purchase Agreement, dated as of August 1, 2005, among the Borrower and Healthtronics (the “Purchase Agreement”). Terms defined in the Purchase Agreement and not otherwise defined herein are used herein as so defined in those agreements.
1.2 Acceleration. In case an Event of Default (as defined in Section 6.1 hereof) or Change in Control (as defined in Section 4.3.2 hereof) shall occur, the entire Principal Amount of this Note may become or be declared to be due and payable in the manner and with the effect provided herein.
ARTICLE II
INTEREST
2.1 Interest. This Note shall accrue daily interest from the date hereof on the Principal Amount from time to time unpaid at a rate of six percent (6%) per annum. Such interest shall be paid quarterly in arrears on each March 31, June 30, September 30 and December 31 of each calendar year and on the Stated Maturity Date, or if any such day is not a business day, on the next succeeding business day (each an “Interest Payment Date”) to the holder of record on the date which is 15 days before the applicable Interest Payment Date.

2.2 Manner of Payment. On and prior to June 30, 2010, all interest on the Principal Amount shall be payable by adding an amount equal to such interest payable on such Interest Payment Date to the then aggregate Principal Amount outstanding on this Note on such Interest Payment Date. On and subsequent to September 30, 2010, all interest on the Principal Amount shall be payable in cash.
ARTICLE III
PAYMENT OF PRINCIPAL AMOUNT
3.1 Payments. The outstanding Principal Amount of this Note will be payable on the Stated Maturity Date in cash.
ARTICLE IV
MANDATORY REDEMPTION
4.1 Change of Control of Borrower. If, after the date hereof but before the Stated Maturity Date, there occurs a Change of Control, then the Borrower shall redeem this Note at the Redemption Price, payable in cash, pursuant to Section 4.2 hereof.
4.2 Procedures for Redemption: Payment of Redemption Price.
4.2.1 The Borrower shall deliver a written notice to Healthtronics as soon as practicable after the Change of Control, but in no event later than 10 days thereafter. Written notice of redemption shall specify the date and place of the redemption of this Note, and require Healthtronics to surrender this Note to the Borrower on the redemption date at the Borrower’s principal place of business free and clear of all Encumbrances. The date such written notice is delivered to Healthtronics is the “Redemption Record Date.” The redemption date shall be as soon as practicable following the event giving rise to such redemption, but in no event later than 30 days after the Redemption Record Date. On the redemption date, the Redemption Price shall be paid in cash to Healthtronics or on the order of Healthtronics to some other Person, in each case by wire transfer of immediately available U.S. Dollars to an account designated in writing by Healthtionics. This Note shall be thereafter canceled by the Borrower. Any notice of redemption delivered by the Borrower to Healthtronics under this Section 3 shall be irrevocable.
4.2.2 In the event the Borrower fails to deliver a written notice of redemption when required to do so pursuant to Section 4.2.1, a written notice of redemption shall be deemed to be delivered by the Borrower to Healthtronics on the date such delivery was due, and thereafter the redemption to which such notice relates shall occur in accordance with the terms of this Section 4.2.
4.3 Definitions.
4.3.1 “Redemption Price” means a redemption price for this Note or any portion thereof equal to the sum of (x) 100% of the Principal Amount thereof plus (y) accrued but unpaid interest thereon, in each case to and including the date of redemption.

4.3.2 “Change of Control” means (i) the merger, consolidation or other combination of the Borrower with any person in which the stockholders of the Borrower immediately prior to such transaction in the aggregate cease to own at least 50% of the voting power of the voting securities of the person surviving or resulting from such transaction (or the ultimate parent thereof), (ii) the sale, conveyance or other transfer of all or substantially all of the assets of the Borrower, or (iii) any transaction or series of transactions in which more than 50% of the voting power of the Borrower’s voting securities is transferred to any person or group, in each case resulting in the payment of aggregate net proceeds to Borrower or its affiliates in excess of $50,000,000 in cash or stock (calculated based upon the fair market value of such stock).
ARTICLE V
CANCELLATION
5.1 If, as of the two year anniversary of the date hereof, Healthtronics or its Affiliates have not (i) purchased or otherwise obtained ownership of, any and all assets, rights, properties, claims and contracts of HMT High MediCal Technologies AG relating to the Business, including without limitation any and all rights and claims of HMT High Medical Technologies AG with respect to the Switzerland Litigation (as defined in the Letter Agreement) or any other Patent Litigation (as defined in the Letter Agreement) (if any), (ii) conveyed, transferred, assigned and delivered any such assets, rights, properties, claims and contracts to the Borrower pursuant to Section 2.5 of the Letter Agreement dated as of August 1, 2005, among the Borrower and Healthtronics (the “Letter Agreement”), and (iii) come to a reasonable agreement with Borrower that such provision has been complied with, this Note shall thereafter be canceled by the Borrower and be of no further force and effect and, notwithstanding anything to the contrary contained in this Note, Borrower shall have no obligation with respect to any payments hereunder, including with respect to any accrued and unpaid interest or principal.
ARTICLE VI
EVENTS OF DEFAULT
6.1 Events of Default; Remedies. If any of the following events (each such event herein termed an “Event of Default”) shall happen, that is to say:
6.1.1 the Borrower shall fail to make any payment of Principal Amount of this Note when due, whether at maturity by acceleration or otherwise;
6.1.2 The Borrower shall:
(a) commence a voluntary case under Title 11 of the United States Code as from time to time in effect, or authorize, by appropriate proceedings of its board of managers or other governing body, the commencement of such a voluntary case;

(b) have filed against it a petition under said Title 11 which shall not have been dismissed within 30 days after the date on which said petition is filed, or file an answer or other pleading within said 30-day period admitting or failing to deny the material allegations of such a petition, or seeking, consenting to or acquiescing in the relief therein provided, or fail to controvert timely the material allegations of any such petition;
(c) have entered against it an order for relief in any involuntary case commenced under said Title 11;
(d) seek relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief;
(e) have entered against it any order by a court of competent. jurisdiction (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors or (iii) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or
(f) make an assignment for the benefit of, or enter into a composition with, its creditors or appoint or consent to the appointment of a receiver or other custodian for all or a substantial part of its property.
then and in each and every such case, Healthtronics shall notify the Borrower of such Event of Default and, in the event such Event of Default is not cured by Borrower within thirty (30) days of the date of such notice, Healthtronics may declare all or any part of the unpaid Principal Amount to be forthwith due and payable (unless there shall have occurred an Event of Default under Section 6.1.2 hereof; in which case the unpaid balance of this Note shall automatically become due and payable), and thereupon such unpaid Principal Amount or part thereof, together with interest accrued thereon and all other sums, if any, payable under this Note, shall become so due and payable without presentation, presentment, protest or further demand or notice of any kind, all of which are hereby expressly waived to the extent not prohibited by applicable law that cannot be waived, and Healthtronics, may proceed to enforce payment of such amount or part thereof in such manner as it or they may elect, and if additional Principal Amount and interest remain outstanding under this Note, Healthtionics may proceed to protect and enforce its or their rights by suit in equity, action at law and/or other appropriate proceeding either for specific performance of any covenant, provision or condition contained in this Note, or in aid of the exercise of any power granted in this Note.
6.2 Annulment of Defaults. An Event of Default shall not be deemed to be in existence for any purpose of this Note if Healthtronics shall have waived such event in writing or stated in writing that the same has been cured to its or their reasonable satisfaction. No waiver or statement of satisfactory cure pursuant to this Section 6.2 shall extend to or affect any subsequent or other Event of Default not specifically identified in such waiver or statement of satisfactory cure or impair any of the rights of Healthtronics upon the occurrence thereof.

6.3 Waivers. The Borrower hereby waives to the extent not prohibited by provisions of applicable law which cannot be waived (a) all presentments, demands for performance and notices of nonperformance (except to the extent specifically required by the provisions hereof), (b) any requirement of diligence or promptness on the part of Healthtronics in the enforcement of its rights under the provisions of this Note, (c) any and all notices of every kind and description which may be required to be given by any legal requirement, and (d) any defense of any kind (other than payment) which it may now or hereafter have with respect to its obligations and liability under this Note.
6.4 Course of Dealing. No course of dealing between the Borrower on the one hand, and Healthtronics on the other hand, shall operate as a waiver of the parties’ rights under this Note. No delay or omission in exercising any right under this Note shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a waiver of or bar to any right or remedy on any other occasion. No waiver or statement of satisfactory cure or consent shall be binding upon Healthtronics unless it is in writing and signed by Healthtronics as may be required by the provisions of this Note.
ARTICLE VII
MISCELLANEOUS
7.1 GOVERNING LAW. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
7.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied (with confirmation of receipt), delivered by nationally-recognized overnight express service or sent by registered or certified mail (postage prepaid, retain receipt requested) to the parties at the following addresses:
7.2.1 If to Healthtronics, to:
HealthTronics, Inc.
1301 S. Capital of Texas Hwy., Suite B-200
Austin, Texas 78746
Attention: James Whittenburg
Facsimile No.: (512) 314-4305

7.2.2 If to the Borrower, to:
SanuWave, Inc.
44 Montgomery Street, Suite 860
San Francisco, California 94104
Attention: Chris Puscasiu
Facsimile No.: (617) 507-0438
With a copy to:
Simpson Thacher & Bartlett LLP
3330 Hillview Avenue
Palo Alto, CA 94304
Attention: Michael J. Nooney, Esq.
Telecopy: (650) 251-5002
or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above, provided that notice of a change of address shall be deemed given only upon receipt.
7.3 Expenses. Each party hereto shall be solely responsible for all expenses incurred by it or on its behalf in connection with the preparation and execution of this Note and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of its counsel, accountants, brokers, finders, financial advisors and other representatives; provided, however, that in the event of any non-payment by Borrower of principal or interest due hereunder, which non-payment is finally judicially determined by a court of competent jurisdiction to have been the result of a breach solely by Borrower of the terms hereunder, Borrower agrees to reimburse Healthtronics for its reasonable costs and expenses in connection with the enforcement of its rights hereunder.
7.4 Specific Performance. Without limiting the rights of each party hereto to pursue all other legal and equitable rights available to such party for the other parties’ failure to Perform their obligations under this Note, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their obligations hereunder would be inadequate and that each of them, respectively, shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.
7.5 Descriptive Headings:, Interpretation. The headings contained in this Note are for reference purposes only and shall not affect in any way the meaning or interpretation of this Note. References in this Note to Sections mean Sections of this Note, unless otherwise indicated. The term “person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a governmental entity or an unincorporated organization. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Note and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in a document will be construed against the party drafting the document.

7.6 Counterparts. This Note may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
7.7 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision, provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted bylaw.
7.8 Entire Agreement; Third-Party Beneficiaries. This Note constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto and their permitted assigns any rights or remedies hereunder.
7.9 Assignment. No party hereto may assign its rights or obligations under this Note.
7.10 Further Assurances. The Borrower and Healthtronics agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to implement the transactions contemplated by this Note.
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The undersigned has caused this Note to be executed and delivered by its duly authorized officer as of the date first written above.

SANUWAVE, INC.
By:
	Name:	Christian Puscasiu
	Title:	President

HEALTHTRONICS, INC.
By:
	Name:	James Whittenburg
	Title:	Senior Vice President Development, General Counsel and Secretary